Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

12.0% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

OF

USA RARE EARTH, INC.

USA Rare Earth, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is USA Rare Earth, Inc. The Certificate of Designation of Preferences, Rights and Limitations of 12.0% Series A Cumulative Convertible Preferred Stock of the Corporation (the “Certificate of Designation”) was filed with the Secretary of State of the State of Delaware on March 13, 2025.

SECOND: Pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), this Certificate of Amendment to the Certificate of Designation hereby amends:

1.	Section 1 to add the following definition in the appropriate alphabetical order:

“PIPE Financing” means the proposed private placement financing contemplated to occur in the second quarter of 2025 pursuant to which the Corporation will issue to one or more investors units at a price of $7.00 per unit, each comprised of one share of Common Stock (or right to purchase one share of Common Stock pursuant to a pre-funded warrant in lieu thereof) and a warrant to purchase one share of Common Stock at an initial exercise price of $7.00 per share.

2.	Section 7(c) to add a new Section 7(c)(vi) as follows:

(vi) Adjustment as a Result of PIPE Financing. Notwithstanding anything to the contrary herein, including this Section 7(c), the adjusted Conversion Price resulting from the consummation of the PIPE Financing will be equal to $7.00.

THIRD: This Certificate of Amendment to the Certificate of Designation has been duly adopted in accordance with Section 242 of the DGCL.

FOURTH: This Certificate of Amendment to the Certificate of Designation was approved by the holders of the requisite number of shares of the Corporation in accordance with the Certificate of Designation and Section 228 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment is executed on behalf of the Corporation by its Chief Executive Officer this 1st day of May, 2025.

USA RARE EARTH, INC.

By:	/s/ Joshua Ballard
Name:	Joshua Ballard
Title:	Chief Executive Officer

[Signature Page to Certificate of Amendment to Series A Certificate of Designation]